EXHIBIT 99.2

                CODE OF LAWS OF SOUTH CAROLINA 1976 ANNOTATED
            TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS
                      CHAPTER 8. DIRECTORS AND OFFICERS
                          ARTICLE 5. INDEMNIFICATION


SS. 33-8-500. ARTICLE DEFINITIONS.

      In this subchapter:

      (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

      (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

      (3)   "Expenses" include counsel fees.

      (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

      (5) "Official capacity" means: (i) when used with respect to a director, the office of director in a corporation; and (ii) when used with respect to an individual other than a director, as contemplated in
            Section 33-8-560, the office in a corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

      (6) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

      (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

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SS. 33-8-510. AUTHORITY TO INDEMNIFY.

      (a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

            (1) he conducted himself in good faith; and

            (2) he reasonably believed:

                  (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interest; and

                  (ii) in all other cases, that his conduct was at least not opposed to its best interest; and

            (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

      (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(ii).

      (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

      (d) A corporation may not indemnify a director under this section:

            (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

            (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

      (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

 SS. 33-8-520. MANDATORY INDEMNIFICATION.

      Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

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SS. 33-8-530. ADVANCE FOR EXPENSES.

      (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

            (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in Section 33-8-510;

            (2) the director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and

            (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under this subchapter.

      (b) The undertaking required by subsection (a)(2) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

      (c) Determinations and authorizations of payments under this section must be made in the manner specified in Section 33-8-550.

SS. 33-8-540. COURT-ORDERED INDEMNIFICATION.

      Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

      (1) the director is entitled to mandatory indemnification under Section 33-8-520, in which case the court also shall order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

      (2) the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in Section 33-8-510 or was adjudged liable as described in Section 33-8-510(d), but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

SS. 33-8-550. DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION.

      (a) A corporation may not indemnify a director under Section 33-8-510 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in Section 33-8-510.

      (b)   The determination must be made:


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            (1) by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

            (2) if a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

            (3) by special legal counsel:

                  (i) selected by the board of directors or its committee in the manner prescribed in item (1) or (2); or

                  (ii) if a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

            (4) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

      (c) Authorization of indemnification and evaluation as to reasonableness of expenses must be made in the same manner as the determination that indemnification is permissible, except that, if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses must be made by those entitled under subsection (b)(3) to select counsel.

SS. 33-8-560. INDEMNIFICATION OF OFFICERS, EMPLOYEES, AND AGENTS.

      Unless a corporation's articles of incorporation provide otherwise:

      (1) an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-8-520, and is entitled to apply for court-ordered indemnification under Section 33-8-540, in each case to the same extent as a director;

      (2) the corporation may indemnify and advance expenses under this subchapter to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director; and

      (3) a corporation also may indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

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SS. 33-8-570. INSURANCE.

      A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under Section 33-8-510 or 33-8-520.

SS. 33-8-580. APPLICATION OF ARTICLE.

      (a) A provision treating a corporation's indemnification of or advance for expenses to directors that is contained in its articles of incorporation, bylaws, a resolution of its shareholders or board of directors, or in a contract or otherwise is valid only if and to the extent the provision is consistent with this article. If articles of incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles.

      (b) This article does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding.

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